Exhibit 4.3

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 15, 2014

Between

AMERICAN MEDIA, INC.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

to the

INDENTURE

Dated as of October 2, 2013

Among

AMERICAN MEDIA, INC.,

THE GUARANTORS NAMED THEREIN

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

10% SECOND LIEN SENIOR SECURED PIK NOTES DUE 2018

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of August 15, 2014, between AMERICAN MEDIA, INC., a Delaware corporation (the “Issuer”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee and collateral agent under the indenture referred to below (collectively in such capacities, the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the subsidiary guarantors named therein (the “Guarantors”), have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 2, 2013, providing for the initial issuance of $94,287,724 aggregate principal amount of 10% Second Lien Senior Secured PIK Notes due 2018 (the “Notes”);

WHEREAS, the Issuer has entered into a non-binding letter of intent (the “Letter of Intent”) with certain investors of the Issuer (collectively, the “Investors”) with terms as set forth in the Current Report on Form 8-K filed with the SEC on July 9, 2014, pursuant to which (i) the Investors will acquire 100% of the issued and outstanding common stock of the Issuer through a merger (the “Merger”) and (ii) the Issuer and its Subsidiaries and the Investors or their affiliates will enter into other transactions contemplated by the Letter of Intent (together with the Merger, the “Merger Transactions”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture with the written consent (the “Consent”) of the Holders of at least a majority in the aggregate principal amount of the Notes then outstanding voting as a single class and calculated in accordance with the Indenture (the “Required Consents”);

WHEREAS, in connection with the Merger Transactions, certain Holders have instructed their brokers that they wish to consent to the amendments contained herein, such Holders’ brokers have directed Cede & Co., the nominee of The Depository Trust Company, as a holder of record of the Notes, to consent to the amendments contained herein, and Cede & Co. has furnished its consent to the amendments contained herein on behalf of such Holders; and

WHEREAS, the Issuer has received the Consent to the amendments to the Indenture contained herein and the execution of this Supplemental Indenture from Holders of approximately 99% of the principal amount of the Notes then outstanding voting as a single class and calculated in accordance with the Indenture, and accordingly the Issuer has received the Required Consents.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, strictly on the basis of Holder consent, authorization and direction, as evidenced by the Required Consents, mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)         Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

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(2)         Amendments to Indenture.

(a)          The following definitions are hereby added to Section 1.01 of the Indenture in proper alphabetical order:

““First Supplemental Indenture” means the First Supplemental Indenture to the Indenture, dated as of August 15, 2014, between the Issuer and Wilmington Trust, National Association, as Trustee and Collateral Agent.”

““Letter of Intent” means that certain non-binding letter of intent, dated July 8, 2014, among the Issuer and certain investors of the Issuer with terms as set forth in the Form 8-K filed with the SEC on July 9, 2014.”

““Merger” means the merger contemplated by the Letter of Intent.”

““Merger Transactions” means all transactions relating to the Merger and the other transactions relating to or contemplated by the Letter of Intent and any and all definitive documentation relating thereto, including, without limitation, the payment of the merger consideration, the payment of fees and expenses pursuant to the definitive documentation relating to the Merger, the receipt of all amendments and consents under the Issuer’s existing debt and equity documents and the issuance of Additional Notes.”

““Related Person” with respect to any Permitted Holder means: (1) any controlling stockholder or a majority (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, any trust created for the benefit of such individual or such individual’s estate, executor, administrator, committee or beneficiaries; (2) any fund managed by or under common management with, such Permitted Holder and any management company of such Permitted Holder; or (3) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clauses (1) and (2).”

(b)          The definition of “Change of Control” in Section 1.01 of the Indenture is hereby amended by adding the following text at the end of such definition:

“Notwithstanding the foregoing: (A) any holding company whose only significant asset is Equity Interests of the Issuer or any direct or indirect parent of the Issuer shall not itself be considered a “person” or “group” for purposes of this definition; (B) the transfer of assets between or among the Restricted Subsidiaries or Issuer shall not itself constitute a Change of Control; (C) the term “Change of Control” shall not include a merger or consolidation of the Issuer (or any direct or indirect parent thereof) with, or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Issuer (or direct or indirect parent thereof) to, an Affiliate incorporated or organized solely for the purpose or reincorporating or reorganizing the Issuer in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; and (D) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.”

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(c)          The definition of “First Lien Notes Repurchase Certification Date” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

““First Lien Notes Repurchase Certification Date” means April 15th and October 15th of each year (beginning on April 15, 2015) until the Cash Pay Conversion Date (provided that if any such day is not a Business Day, the First Lien Notes Repurchases Certification Date shall be the next succeeding Business Day).”

(d)          The definition of “Permitted Holder” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Permitted Holders” means (i) (x) prior to the consummation of the Merger Transactions, (A) Angelo, Gordon & Co., L.P., (B) Avenue Capital Management II, L.P., (C) Capital Research and Management Company, Capital Guardian Trust Company and Capital International, Inc., (D) Credit Suisse Securities (USA) LLC, and (E) Regiment Capital Management, LLC and (y) upon the consummation of the Merger Transactions, (A) Chatham Asset Management, LLC, (B) Leon Cooperman and (C) David J. Pecker, (ii) any group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act or any successor provision) of which any of the Permitted Holders specified in clause (i) above are members, and (iii) the respective Affiliates and Related Persons of each of the foregoing; provided that in the case of any group specified in clause (ii) above, without giving effect to such group, Permitted Holders specified in clause (i) above and their respective Affiliates and Related Persons must collectively beneficially own an equal or greater amount of the total voting power of the Voting Stock of the Issuer than the amount of the total voting power of the Voting Stock of the Issuer beneficially owned by any other member of such group. Any Person or group whose acquisition of beneficial ownership or assets constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder pursuant to clause (i)(y)(A) above.”

(e)          Clause (33) of the definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby amended by deleting such clause in its entirety and replacing it with the following:

“(33)        Liens on the Collateral securing:

(a)          the Notes (other than Additional Notes issued pursuant to clause (iii) of the definition of Additional Notes), the Guarantees thereof and other Obligations under this Indenture and in respect thereof and any obligations owing to the Trustee or the Collateral Agent under this Indenture or the Security Documents;

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(b)           Additional Notes issued pursuant to clause (iii) of the definition of Additional Notes that are permitted under Section 4.09(b)(2)(d) and the Guarantees thereof;

(c)          the Existing Second Lien Notes, the guarantees thereof and other obligations under the Existing Second Lien Indenture and in respect thereof and any obligations owing to the Existing Second Lien Trustee or the Existing Second Lien Collateral Agent under the Existing Second Lien Indenture or the Existing Second Lien Security Documents; and

(d)          obligations under the First Lien Notes outstanding on the Issue Date and under clause (iii) or clause (iv) of the definition of “First Lien Obligations”.”

(f)          The last sentence of the definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“For purposes of this definition and Section 4.12, Liens securing Indebtedness shall be deemed to include Liens securing the accrual of interest, accretion of accreted value or original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock, as applicable, notwithstanding the fact that such accrual, accretion or payment is not deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of Section 4.09.”

(g)          Section 4.07(b)(11) of the Indenture is hereby by deleting such clause its entirety and replacing it with the following:

“(11)        any Restricted Payments in connection with the Merger Transactions; and”

(h)          Section 4.09(b)(2) of the Indenture is hereby amended by deleting such clause its entirety and replacing it with the following:

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“(2)         Indebtedness under (a) the First Lien Notes and the First Lien Notes Indenture, in an aggregate principal amount not to exceed, as of any date of determination, the sum of (i) $365,000,000 (which is the aggregate principal amount outstanding on the Issue Date), minus (ii) the aggregate principal amount of First Lien Notes acquired by the Issuer or any of its Subsidiaries following the Issue Date, including in connection with First Lien Note Repurchases pursuant to Section 4.23 hereof, minus (iii) the aggregate principal amount of First Lien Notes exchanged by the Issuer upon the closing of its exercise of the Optional First Lien Note Exchange (and, to the extent the Participating Holders deliver cash in lieu of First Lien Notes in connection with such exercise, the amount of such cash payment attributable to the principal amount of First Lien Notes required to be exchanged); provided that, notwithstanding the foregoing, in connection with any acquisition of assets permitted by this Indenture (including acquisitions made through a Permitted Investment) that is made following the Issue Date, the Issuer may incur additional First Lien Notes or other First Lien Indebtedness if the First Lien Indenture First Lien Leverage Ratio for the Issuer and its Restricted Subsidiaries on a consolidated basis for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction (calculated on a pro forma basis immediately after giving effect to such transaction but excluding, for purposes of the calculation of Pari Passu Lien Indebtedness (as defined in the First Lien Indenture), Indebtedness under the Credit Agreement) does not exceed the First Lien Indenture First Lien Leverage Ratio immediately prior to giving effect to such transaction (excluding, for purposes of the calculation of Pari Passu Lien Indebtedness (as defined in the First Lien Indenture), Indebtedness under the Credit Agreement), (b) the Existing Second Lien Notes and the Existing Second Lien Indenture in an aggregate principal amount not to exceed the aggregate principal amount outstanding on the Issue Date after the issuance of the Initial Notes and the cancellation by the Issuer and the Existing Second Lien Trustee of the Existing Second Lien Notes exchanged therefor, (c) the Notes (including any PIK Notes issued from time to time as payment of PIK Interest on the Notes and any increase in the principal amount of Notes as a result of a PIK Payment and including any Additional Notes issued pursuant to the Optional First Lien Note Exchange but excluding any Additional Notes issued pursuant to clause (iii) of the definition thereof), (d) Additional Notes (including any PIK Notes issued from time to time as payment of PIK Interest on such Additional Notes and any increase in the principal amount of Additional Notes as a result of a PIK Payment) issued after the effective date of the First Supplemental Indenture in an aggregate principal amount not to exceed $12.5 million outstanding at any one time; provided, that such Additional Notes shall only be permitted to be incurred pursuant to this Section 4.09(b)(2)(d) if incurred in connection with the Merger Transactions, (e) the New Second Lien Cash Pay Notes and (f) any guarantee by a Guarantor of any of the foregoing in this clause (2);”

(i)          Section 4.11(b)(11) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(11)        (a) any Transaction and (b) the Merger Transactions, including the payments of fees and expenses in connection therewith;”

(j)          The first sentence of Section 4.23(a) of the Indenture is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“Prior to the Cash Pay Conversion Date, and subject to Section 4.24, with respect to each semi-annual interest period (or portion thereof) under the Existing Second Lien Indenture, the Issuer shall acquire First Lien Notes in First Lien Note Repurchases in an aggregate principal amount at least equal to the Cash Interest Savings for such period pursuant to the procedures and in the amounts, allocations and time periods described in the Exchange Agreement; provided that the amount of such repurchases may be adjusted for rounding as provided in the Exchange Agreement to provide for repurchases in increments of $1,000; provided, further, notwithstanding anything herein or in the Exchange Agreement to the contrary, that the Issuer shall not be required to acquire First Lien Notes in First Lien Note Repurchases for the semi-annual interest periods ending on June 15, 2014 and December 15, 2014.”

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(3)         Waiver. The Holders hereby expressly waive any non-compliance with Section 5.01 of the Indenture as a result of the consummation of the Merger Transactions or the entering into of the definitive documentation related to the Merger Transactions.

(4)         Execution and Delivery. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict, the provisions of this Supplemental Indenture shall control.

(5)         Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6)         Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7)         Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)         The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

(9)         Severability. If and to the extent that any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, or any proposed amendment to the Indenture shall be held not to have been properly approved by all necessary Holders as required under the Indenture, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

AMERICAN MEDIA, INC.

By:	/s/ Christopher V. Polimeni
	Name:	Christopher V. Polimeni
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer

.

Signature Page to Supplemental Indenture (Second Lien PIK Indenture)

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

Signature Page to Supplemental Indenture (Second Lien PIK Indenture)